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                                                       FORM  12B-25



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12B-25


                          NOTIFICATION OF LATE FILING

     (Check  One):    [   ]  Form  10-K      [  ] Form 11-K       [  ] Form 20F
                      [ X ]  Form  10-Q      [  ] Form  N-SAR

     For  Period  Ended:  June  30,  2003
                          ---------------
[  ] Transition Report on Form 10-K         [  ] Transition Report on Form 10-Q
[  ]  Transition  Report  on  Form  20-F    [  ] Transition Report on Form N-SAR
[  ]  Transition  Report  on  Form  11-K

     For  the  Transition  Period  Ended:

     Read attached instruction sheet before preparing form. Please print or type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

     PART  I
                             REGISTRANT INFORMATION

Full  name  of  registrant:  Central  Wireless,  Inc.
                             ------------------------

Former  name  if  applicable:  N/A
                               ---

Address  of  principal executive office (Street and number):  4333 South Tamiami
                                                              ------------------
Trail,  Suite  E,
 ----------------
City,  state  and  zip  code:  Sarasota,  Florida  34271
                               -------------------------

     PART  II
                             RULE 12B-25 (B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X]     (a)  The reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without  unreasonable  effort  or  expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]     (c)  The  accountant's  statement  or  other  exhibit  required by Rule
12b-25(c)  has  been  attached  if  applicable.


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     PART  III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to unforeseeable circumstances, which caused a delay in preparing the quarterly statements for the period ended June 30, 2003, the Registrant respectfully requests an extension of the filing date of its Quarterly Report on Form 10-QSB for the period ended June 30, 2003.


     PART  IV
                                OTHER INFORMATION

     1. Name and telephone number of person to contact in regard to this notification:

          Kenneth  W.  Brand         (941)               929-1534
          ------------------     ---------               --------
          (Name)               (Area  code)          (Telephone  number)

     2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Registrant Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                        [  X  ]  Yes  [  ]  No

     3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                        [   ]  Yes  [  X  ]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             CENTRAL WIRELESS, INC.
                             ----------------------
                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date:  August  15,  2003             By:     /s/  Kenneth  W.  Brand
                                             -----------------------
                                  Kenneth  W.  Brand,  Chief  Executive  Officer



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